Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contact:

Thomas C. Hoster	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
thoster@road-inc.com	dlebedeff@road-inc.com

@Road® Reports Record Revenues and Profits in the Third Quarter
Company Reports Cash and Short-term Investments Exceed $100 million

Fremont, CA — October 23, 2003 — @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced record results for the third quarter ended September 30, 2003.

Service revenues for the third quarter of 2003 were $13.1 million, up 51 percent from $8.7 million reported for the same period in 2002 and up 8 percent from $12.1 million for the second quarter 2003. Total revenues for the third quarter of 2003 were $16.6 million, up 47 percent from $11.3 million reported for the same period in 2002 and up 5 percent from $15.8 million for the second quarter 2003.

“We are very pleased to report third quarter earnings of $0.02 per share,” said Krish Panu, president and CEO of @Road. “We are also very pleased by the 8 percent growth in our service revenues in the third quarter compared to the second quarter of 2003. We were able to increase our subscriber base and further improve our margins,” stated Mr. Panu.

Net income for the third quarter of 2003 was $1.1 million, or net income of $0.02 per share, compared with a net loss of $2.8 million, or a loss of $0.06 per share, for the same period in 2002.

For the nine months ended September 30, 2003, total revenues increased to $46.1 million from $31.5 million for the same period a year ago. Service revenues grew to $35.9 million for the nine months ended September 30, 2003 from $23.9 million for the same period a year earlier.

Net loss for the first nine months of 2003 was $435,000, or a loss of $0.01 per share, compared with a net loss of $12.2 million, or a loss of $0.27 per share, for the same period in 2002.

The company’s balance sheet at September 30, 2003 included $100.4 million of cash, cash equivalents and restricted short-term investments. Total assets as of September 30, 2003 were $131.8 million. “We believe that by attaining profitability on a quarterly basis and having a strong balance sheet with over $100 million in cash and restricted short-term investments, we are instilling more confidence with our customers that we have the resources to help them with their mobile resource management needs,” concluded Mr. Panu.

Recent Highlights

•	Financial — Increased the subscriber base by 7 percent from June 30, 2003 and by 39 percent from September 30, 2002; increased cash, cash equivalents and restricted short-term investments by $59.5 million in the third quarter of 2003 from the second quarter of 2003.

On August 20, 2003, sold 4,000,000 newly issued shares of @Road common stock at $14.00 per share. Net proceeds from the offering after expenses were $51.8 million.

•	Infrastructure — Implemented a new system, called the Early Warning System, which is designed to proactively identify and solve customer service issues. This system is expected to lower customer service costs and improve customer satisfaction.

Upgraded the processing infrastructure to SunFire servers and database processors to Oracle 9i, and portions of the telecommunications infrastructure from T1s to DS3. These infrastructure enhancements are designed to result in increased capacity, higher reliability and lower costs.

•	New Services — @Road and Nextel Communications, Inc., a leading provider of fully integrated digital wireless communications services, announced the addition of @Road PathwaySM to their suite of mobility service applications for workers in the field. The solution is now available on Nextel’s i58sr and i88s phones by Motorola with onboard assisted global positioning system (AGPS) capabilities.

Announced the availability of @Road Driver Logs and State Mileage Report features. @Road Driver Logs is designed to be an automated Hours of Service feature. Subscribers can now electronically record Duty Status changes and Hours of Service (HOS) information directly into their on-board @Road Internet Data Terminal (iDT™). The State Mileage Report feature is designed to enable companies to automatically record how many miles each subscriber has traveled. The information from the State Mileage Report can be used when preparing state-mandated quarterly fuel tax reports.

•	Intellectual Property — Awarded a patent by the U.S. Patent and Trademark Office, “Using Location Data to Determine Traffic Information,” the tenth patent awarded to the company. @Road has 35 additional patents pending in jurisdictions throughout the world.

•	Accolades — Ranked number nine on the 2003 Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America, based on an average percentage revenue growth over five years, from 1998-2002. @Road revenues increased by 65,224 percent for the five-year period. @Road was the highest ranking Silicon Valley company on the Fast 500 list.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, October 23rd, commencing at 2:00 p.m. Pacific DST, to discuss third quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Tom Hoster. All interested parties may listen by dialing 800-500-0177 or 719-457-2679, or by tuning into the Webcast at www.road.com.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 117,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, @Road historical and future losses, operating results and profitability; limited operating history; scalability of the @Road business model; ability of @Road to successfully develop, market and sell its products and services, including @Road Pathway, @Road Driver Logs and State Mileage Report and products and services relating to the Nextel Communications, Inc. wireless network; ability of @Road to sell and deploy its products and services to large customers; ability of @Road to effectively identify and resolve customer service matters; availability and reliability of the @Road infrastructure; dependence on wireless networks owned and controlled by others; ability of @Road to execute its plan and adapt to a rapidly changing economic and business environment; and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003, as amended, Report on Form 10-Q dated August 8, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo, @Road Pathway and iDT are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.

At Road, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30, 2003	December 31, 2002 (*)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$100,395	$37,900
Accounts receivable, net	6,848	7,407
Inventories	2,330	5,399
Deferred product costs and other current assets	12,538	9,937

Total current assets	122,111	60,643
Property and equipment, net	2,171	2,500
Deferred product costs and other assets	7,552	7,407

Total assets	$131,834	$70,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,553	$7,278
Deferred revenue and customer deposits	9,214	7,594

Total current liabilities	16,767	14,872
Deferred revenue	6,780	5,321
Other long term liabilities	74	190

Total liabilities	23,621	20,383
Stockholders’ equity:
Common stock	226,649	170,610
Deferred stock compensation	(30)	(491)
Notes receivable from stockholders	(87)	(2,068)
Accumulated deficit	(118,319)	(117,884)

Total stockholders’ equity	108,213	50,167

Total liabilities and stockholders’ equity	$131,834	$70,550

     (*) Derived from the audited December 31, 2002 financial statements

At Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended			Nine months ended

	September 30,	June 30,	September 30,	September 30,	September 30,
	2003	2003	2002	2003	2002

Revenues:
Service	$13,113	$12,135	$8,657	$35,851	$23,865
Product	3,503	3,634	2,659	10,275	7,609

Total revenues	16,616	15,769	11,316	46,126	31,474

Costs and expenses:
Cost of service revenue (excluding intangibles amortization included below)	3,782	4,266	3,440	11,840	9,974
Cost of product revenue	5,249	5,192	4,265	15,078	12,015
Intangibles amortization	11	10	418	445	1,246
Sales and marketing	2,907	2,840	2,433	8,344	8,035
Research and development	1,386	1,297	1,476	4,019	4,538
General and administrative	2,189	2,440	1,873	6,847	6,705
Stock compensation	154	95	380	441	817

Total costs and expenses	15,678	16,140	14,285	47,014	43,330

Income (loss) from operations	938	(371)	(2,969)	(888)	(11,856)
Investment impairment charge	—	—	—	—	(1,035)
Other income/(expense), net	157	144	206	453	671

Net income (loss)	$1,095	$(227)	$(2,763)	$(435)	$(12,220)

Net income (loss) per share:
Basic	$0.02	$0.00	$(0.06)	$(0.01)	$(0.27)

Diluted	$0.02	$0.00	$(0.06)	$(0.01)	$(0.27)

Shares used in calculating net income (loss) per share:
Basic	50,689	48,196	46,355	48,821	45,849

Diluted	55,813	48,196	46,355	48,821	45,849